Exhibit 4.48

Exclusive Support Services Contract

between

Shanghai Jinpai E-Commerce Co., Ltd.

and

Shanghai Jinyou Auto Technology Co., Ltd.

September 16, 2025

CONTENTS

1. DEFINITIONS	1
2. EXCLUSIVE SUPPORTING SERVICES AND BUSINESS OPERATION	3
3. SERVICE FEES	4
4. RESPONSIBILITIES OF THE PARTIES	5
5. REPRESENTATIONS AND WARRANTIES	8
6. TERM AND TERMINATION	10
7. CONFIDENTIALITY	11
8. COMPLIANCE WITH LAWS, APPLICABLE LAWS AND SETTLEMENT OF DISPUTES	13
9. FORCE MAJEURE, RELATIONSHIP, LIABILITY AND INDEMNIFICATION	14
10. SURVIVAL	15
11. NOTICES	15
12. MISCELLANEOUS	16

ANNEX I LIST OF SUPPORTING SERVICES

This Exclusive Support Services Contract (this "Agreement") is made and entered into by and between the following two parties as of the September 16, 2025 in Shanghai, the People’s Republic of China (hereinafter referred to as "PRC", for the purpose of this Agreement, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

Shanghai Jinyou Auto Technology Co., Ltd. ("Shanghai Jinyou"), a limited liability company organized and existing under the laws of the PRC, with its legal address at Room 1402-U, 14th Floor, No. 11, Lane 1888, Caoyang Road, Putuo District, Shanghai; and

Shanghai Jinpai E-commerce Co., Ltd. ("WFOE"), a wholly foreign-owned enterprise organized and existing under the laws of the PRC, with its legal address at Room 302-L, 3rd Floor, No. 11, Lane 1888, Caoyang Road, Putuo District, Shanghai .

RECITALS

WHEREAS, Shanghai Jinyou has received relevant governmental approvals to engage in Business Operation (as defined below) in the PRC;

WHEREAS, Shanghai Jinyou wishes to enter into an Exclusive Support Services Contract with WFOE, whereby WFOE will provide Shanghai Jinyou with various supporting services in respect of technology and operation;

WHEREAS, subject to the terms and conditions of this Agreement, WFOE agrees to provide exclusively to Shanghai Jinyou with technical and operational Supporting Services (as defined below) in relation to the Business Operation of Shanghai Jinyou;

Moreover, at the same time of execution of this Agreement, the shareholders of Shanghai Jinyou shall pledge all of the equity interests held by them in Shanghai Jinyou to WFOE and enter into an equity pledge agreement as security for its performance of this Agreement. The shareholders of Shanghai Jinyou shall enter into an Exclusive Equity Option Agreement with WFOE, whereby the shareholders of Shanghai Jinyou may grant to WFOE an exclusive equity transfer option to enable WFOE to purchase the equity interests of Shanghai Jinyou on an exclusive basis.

NOW, THEREFORE, in consideration of the above premises and the undertakings and agreements of the Parties, the Parties agree as follows:

ARTICLE 1 DEFINITIONS

1.1 Unless otherwise defined in this Agreement, the following terms whenever used in this Agreement shall have the meanings set forth below:

(a) "Affiliate" means any Person that directly or indirectly owns or exercises control of any other Person, or in which such Person directly or indirectly owns or exercises control of other Person or otherwise directly or indirectly is under common ownership or control with any other Person.

(b) "Business Plan" means the annual business plan and forecast prepared by Shanghai Jinyou under the guidance of WFOE.

(c) "Confidential Information" means all technologies, know-how, processes, software, proprietary data, trade secrets, industry practices, methods, specifications, designs and other proprietary information, as well as the terms of this Agreement and other confidential business and technical information disclosed by WFOE to Shanghai Jinyou in accordance with the terms of this Agreement or other documents.

(d) "Agreement" means this Exclusive Support Services Contract, as the same may be amended, supplemented or otherwise modified from time to time, including its Annexes.

(e) "Control" means the power to designate or appoint the management of a Company. The terms "Controlling" and "Controlled" shall have meanings correlative to the foregoing.

(f) "Party" means either WFOE or Shanghai Jinyou and "Parties" means both of WFOE and Shanghai Jinyou.

(g) "Person" means individual, corporation, joint venture, enterprise, partnership, trust, unincorporated association, limited liability company, government or any department or agency thereof or any other entity.

(h) "Revenue" means all revenue generated from the operation of the Business conducted by Shanghai Jinyou, including without limitation (i) the revenue obtained by Shanghai Jinyou in accordance with the relevant agreement entered into between Shanghai Jinyou or its affiliate and a third party, and (ii) the service revenue obtained by Shanghai Jinyou from relevant derivative products (if any).

(i) "Service Fees" shall have the meaning set forth in Section 3.1 of this Agreement.

(j) "Supporting Services" means the customer support, technical support, operational support and all other services to be provided by WFOE to Shanghai Jinyou under this Agreement in relation to the operation of the Business, as more fully described in Annex Ⅰ hereto.

(k) "Business Operation" means the services or operations that Shanghai Jinyou currently provides or will provide in the future, including but not limited to (i) the online bidding and purchase and sale of vehicles and other operations conducted on the website www.ttpai.cn, and (ii) business operation relating to the foregoing business.

(l) "Expenses" means the expenses incurred by Shanghai Jinyou in connection with the Business Operation, including without limitation, employee remuneration, office expenses, rent, etc.

(m) "Quarter" means a period of three (3) months commencing with 1 January, 1 April, 1 July and 1 October of each year on the Gregorian calendar.

ARTICLE 2 EXCLUSIVE SUPPORTING SERVICES AND BUSINESS OPERATION

2.1 Exclusive Support of Services

In order to facilitate Shanghai Jinyou to carry out the Business Operation, Shanghai Jinyou agrees to engage WFOE as its exclusive technical and operational consultancy, who will provide Shanghai Jinyou with the Supporting Services described in Annex Ⅰ hereto on an exclusive basis; and Shanghai Jinyou agrees to accept all the Supporting Services provided by WFOE. The Parties agree to amend and update Annex Ⅰ hereto from time to time in writing to indicate all areas, scope and duration of the Supporting Services to be provided to Shanghai Jinyou. WFOE shall be the exclusive supplier to Shanghai Jinyou for providing the Supporting Services, whether through contractual arrangements or other forms of cooperation. Without the written consent of WFOE, Shanghai Jinyou shall not engage any third party in any form to provide the same or similar services provided by WFOE hereunder.

2.2 Collection revenue

In the event that WFOE and Shanghai Jinyou jointly make a decision that WFOE shall collect all or part of the revenue, Shanghai Jinyou shall issue invoices ("Invoices") for the business operations it is engaged in and send the Invoices to WFOE; provided that WFOE and Shanghai Jinyou jointly make such decision that WFOE shall collect the revenue on behalf of Shanghai Jinyou, Shanghai Jinyou shall issue Invoices based on the actual revenues so collected by WFOE.

2.3 Changes in PRC Laws

If, after the Effective Date, any central or local governmental authority of the PRC amends the provisions of any central or local PRC law, regulation, decree or provision, including the amendment, supplement or repeal of existing law, regulation, decree or provision, or the citation of a different interpretation or method of implementation of existing law, regulation, decree or provision (each, a "Amendment"), or promulgates a new law, regulation, decree or provision (each, a "New Provision"), the provisions shall apply as follows:

(a) If the Amendments or New Provisions are more favorable to a Party than (and the other Party is not seriously and adversely affected by) such relevant laws, regulations, rules or provisions in effect as of the Effective Date, the Parties shall promptly apply to the relevant authorities (if necessary) to obtain the benefit of such amendments or new provisions. The Parties shall make their best efforts to cause such application to be approved.

(b) If the economic interests of WFOE under this Agreement are, directly or indirectly, seriously and adversely affected due to amendments or new provisions, this Agreement shall continue to be implemented in accordance with its original terms. If the adverse effect of the economic interests of WFOE cannot be resolved in accordance with this Agreement, upon WFOE's notification to Shanghai Jinyou, the Parties shall promptly consult with each other to make all necessary amendments to this Agreement to maintain the economic interests of WFOE under this Agreement.

2.4 Exclusive Equity Purchase Option

Shanghai Jinyou hereby grants to WFOE an irrevocable and exclusive option to purchase from Shanghai Jinyou, at its sole discretion, any or all of the assets of Shanghai Jinyou, to the extent permitted under the PRC laws and regulations, at the lowest purchase price permitted by the PRC laws. In this case, the Parties shall enter into a separate assets transfer agreement, specifying the terms and conditions of the transfer of the assets.

ARTICLE 3 SERVICE FEES

3.1 Service Fees

In consideration of the Supporting Services provided by WFOE, Shanghai Jinyou shall pay to WFOE a service fee (the "Service Fees") on a quarterly basis throughout the entire term of this Agreement, the amount of the Service Fees shall be verified and determined by the Parties based on the actual services provided, however, that the aggregate amount of the Service Fees shall be equal to income minus expenses. In the event that WFOE collects revenue for Shanghai Jinyou as set forth in Section 2.2, it shall deduct the Service Fees from the revenue it collects on behalf of Shanghai Jinyou and pay the remaining revenue to Shanghai Jinyou on a quarterly basis.

If the Parties fail to reach an unanimous agreement on the Service Fees for the quarter within thirty days after such quarter ends, the Service Fees for such quarter shall be subject to the amount verified and determined by WFOE.

3.2 Payment

(a) Unless the full amount of the Service Fees is deducted by WFOE from revenue, Shanghai Jinyou shall pay the Service Fees to WFOE within forty days after the end of the relevant quarter. Such payment shall be made to the account of WFOE via bank transfer. The Parties agree that WFOE may amend the above payment instructions from time to time and must notify Shanghai Jinyou in writing of each such amendment.

(b) If WFOE collects revenue, it shall pay the remaining amount as provided in Section 3.1 above to Shanghai Jinyou after deducting the Service Fees within forty days after the end of the relevant quarter. The payment shall be made to the account of Shanghai Jinyou by way of bank transfer. The Parties agree that Shanghai Jinyou may amend the above payment instructions from time to time and must notify WFOE in writing of each such amendment.

3.3 Financial Statements

Shanghai Jinyou shall establish and implement the accounting system and prepare financial statements ("PRC Financial Statements") in accordance with the relevant laws, regulations, accounting systems and accounting standards of PRC. If WFOE and Shanghai Jinyou consider necessary, they may prepare separate financial statements according to IFRS or US GAAP. Shanghai Jinyou shall submit Shanghai Jinyou’s PRC Financial Statements and other reports, which allows WFOE to check the amount of the revenue collected and the amount of the services fees payable by Shanghai Jinyou to WFOE under Section 3.1 above, within 21 days after the end of each calendar month to WFOE. WFOE has the right to audit all financial statements and other relevant information of Shanghai Jinyou at any working time, provided that it shall give Shanghai Jinyou a reasonable prior notice to such audit.

ARTICLE 4 RESPONSIBILITIES OF THE PARTIES

4.1 Responsibilities of Shanghai Jinyou

In addition to those responsibilities set out in other articles of this Agreement, Shanghai Jinyou shall have the following responsibilities:

(a) not accept the same or similar Supporting Services provided by any Third Party without the prior written consent from WFOE;

(b) Accept all the Supporting Services provided by WFOE and all reasonable suggestions in relation thereto;

(c) Prepare the Business Plan with the assistance of WFOE;

(d) Conduct the Business Operation with the assistance of WFOE;

(e) Provide WFOE with any technical or other materials as WFOE may consider necessary and allow WFOE to have access to such facilities as WFOE considers necessary or useful to the Supporting Services provided herein;

(f) Establish and maintain a separate unit of account for the Business Operation;

(g) Provide Invoices issued for its Business Operation on a monthly basis within five working days of the end of each calendar month, if WFOE collects revenue in accordance with Section 2.2,

(h) Conduct the Business Operation and operation of other business of the Company in strict accordance with the Business Plan and the mutual decisions of WFOE and Shanghai Jinyou;

(i) If Shanghai Jinyou wishes to enter into a material contract with any third party, it shall obtain the written consent of WFOE prior to the execution of such material contract; material contract means cooperation, transfer of equity, financing or any other contracts, agreements, covenants or undertakings, written or oral, with any third party that may affect the interests of WFOE herein or may result in the decision of WFOE to make any change in or early termination of this Agreement.

(j) Conduct the Business Operation in an effective, prudent and legal manner in order to achieve maximum earnings;

(k) Assist WFOE and provide full cooperation to WFOE in all matters necessary for it to effectively perform its duties and obligations under this Agreement;

(l) Report to WFOE all contacts with relevant administrative authorities of industry and commerce and promptly provide WFOE with copies of all documents, permits, consents and authorizations obtained from the relevant administrative authorities of industry and commerce;

(m) For sake of the Supporting Services, assist WFOE in conducting, establishing and maintaining relations with other relevant departments, agencies and other entities of the PRC government, provincial and local governments, and in obtaining all permits, licenses, consents and authorizations required for the above work;

(n) Assist WFOE in obtaining the exemption from import duties and import taxes on all assets, materials and supplies required for the provision of the Services by WFOE;

(o) Assist WFOE in purchasing equipment, materials, supplies, labors and other services in PRC to meet the requirements of WFOE at competitive prices;

(p) Conduct operations and carry out all procedures necessary in respect of the operation of the PRC in accordance with all relevant laws and regulations of PRC;

(q) Provide WFOE with copies of relevant laws, regulations, decrees and rules of PRC and other relevant documents required by WFOE;

(r) Maintain the accuracy and validity of each of the representations and warranties given by Shanghai Jinyou under the provisions of Article 5 of this Agreement during the term of this Agreement;

(s) Maintain and promptly renew all rights, licenses and authorizations necessary for Shanghai Jinyou to carry out the Business Operation contemplated by this Agreement to maintain the validity and full legal effect of such rights, licenses and authorizations;

(t) Strictly perform its obligations under this Agreement and any of the other related agreements to which it is a party;

(u) The board of directors of Shanghai Jinyou shall be nominated by the board of WFOE to the shareholders of Shanghai Jinyou and appointed by the shareholders of Shanghai Jinyou based on such nomination; and

(v) The senior management personnel of Shanghai Jinyou (including but not limited to the general manager, the CFO and the operating director) shall be nominated by the Board of WFOE to the Board of Shanghai Jinyou and appointed by the Board of Shanghai Jinyou in accordance with such nomination.

4.2 RESPONSIBILITIES OF WFOE

In addition to other responsibilities set forth in this Agreement, WFOE shall also bear the following responsibilities:

(a) Provide supporting services to Shanghai Jinyou in an effective manner and respond to requests from Shanghai Jinyou for advice and assistance in a timely and conscientious manner;

(b) Assist Shanghai Jinyou in preparing business plans of Shanghai Jinyou in relation to the Business Operation;

(c) Assist Shanghai Jinyou in the conduct of the Business Operation;

(d) Provide competent personnel to Shanghai Jinyou for the Business Operation;

(e) Collect revenues in respect of the Business Operation in accordance with Section 2.2; and

(f) Strictly perform its obligations under this Agreement and any other related agreements to which it is a party.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES

5.1 REPRESENTATIONS AND WARRANTIES OF SHANGHAI JINYOU

Shanghai Jinyou represents and warrants to and agrees with WFOE as follows:

(a) Shanghai Jinyou is a limited liability company duly organized and validly existing under the PRC laws;

(b) Shanghai Jinyou has full corporate power to execute and deliver this Agreement and to fully perform its obligations hereunder. Upon execution, this Agreement shall constitute legal, valid and binding obligations of Shanghai Jinyou and is enforceable against Shanghai Jinyou in accordance with its terms;

(c) Shanghai Jinyou holds any and all governmental permits, licenses, authorizations, approvals and facilities required for the Business Operation during the term of this Agreement and Shanghai Jinyou shall ensure that all the above governmental permits, licenses, authorizations and approvals will continue to be valid and legally effective throughout the entire term of this Agreement. Shanghai Jinyou represents and warrants that no other governmental permits, licenses, authorizations or interconnection agreements are required for the Business Operation during the term of this Agreement and that in the event that any and all governmental permits, licenses, authorizations and approvals required for the Business Operation during the term of this Agreement are required to be changed and/or supplemented due to the change in the relevant regulations, Shanghai Jinyou shall make such changes and/or supplements within the shortest possible time.

(d) Shanghai Jinyou is, has been and will continue to be, in compliance with all applicable PRC laws and regulations and is not aware of any violation of PRC laws or regulations or of any circumstance that prohibits Shanghai Jinyou from performing its obligations under this Agreement;

(e) Neither the execution of this Agreement nor the performance by Shanghai Jinyou of its obligations hereunder will conflict with, violate or breach (i) any provision of the business license or articles of association of Shanghai Jinyou, (ii) any law, by-law, ordinance, authorization or approval of any governmental agency or agency applicable to Shanghai Jinyou or (iii) Any provisions of any Agreement to which Shanghai Jinyou or any of its Affiliates is a party or person;

(f) There are no pending or, to the knowledge of Shanghai Jinyou, threatened litigation, arbitration, legal, administrative or otherwise proceedings or governmental investigation against Shanghai Jinyou or any of its Affiliates relating to the granting of the licenses and permits of Shanghai Jinyou or the subject matter of this Agreement, or that could affect in any way the ability of WFOE or Shanghai Jinyou to enter into or perform this Agreement or the ability of Shanghai Jinyou to conduct the Business Operation during the term of this Agreement; and

(g) All documents, statements and materials in the possession of Shanghai Jinyou or any of its Affiliates in connection with the transactions contemplated hereby have been disclosed to WFOE, and no document previously provided by Shanghai Jinyou or any of its Affiliates to WFOE contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained in this Agreement not misleading.

5.2 Representations and Warranties of WFOE

WFOE represents and warrants to Shanghai Jinyou and agrees with Shanghai Jinyou as follows:

(a) WFOE is a wholly foreign-owned enterprise, duly organized and validly existing under the laws of the PRC;

(b) WFOE has full corporate power required to execute and deliver this Agreement and perform its obligations hereunder. Upon execution, this Agreement shall constitute legal, valid and binding obligations of WFOE, and is enforceable against it in accordance with its terms;

(c) Neither the execution of this Agreement nor the performance by WFOE of its obligations hereunder will conflict with, violate or breach: (i) any provisions of the business license or articles of association of WFOE; (ii) any law, by-law, regulation, authorization or approval of any governmental agency or agency applicable to WFOE or (iii) any provision of contracts and agreements to which WFOE is a party or a subject;

(d) There are no pending or, to the knowledge of WFOE, threatened litigation, arbitration, legal, administrative or other proceedings or governmental investigation against WFOE with respect to the subject matter of this Agreement or that could affect in any way the ability of WFOE to enter into or perform this Agreement; and

(e) All documents, statements and materials in the possession of WFOE from any governmental authority in connection with the transactions contemplated hereby have been disclosed to Shanghai Jinyou and no document previously provided by WFOE to Shanghai Jinyou contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained in this Agreement not misleading.

ARTICLE 6 TERM AND TERMINATION

6.1 TERM

This Agreement shall become effective on the date when it is signed or stamped by the legal representatives or authorized representatives of the Parties (the "Effective Date") and shall continue for a term of ten years. At the expiration of each ten-year period, this Agreement may be automatically renewed for further ten years, unless the Parties agree that this Agreement is not to be extended.

6.2 TERMINATION

6.2.1 If a Party becomes bankrupt and is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or are unable to pay its debts which becomes due, and such condition or event is continuing, WFOE may terminate this Agreement by giving no less than five days' written notice of termination.

6.2.2 Except for conditions provided in Article 6.2.1, WFOE shall be entitled to terminate this Agreement unilaterally if any of the following circumstances or events occurs:

(a) The performance of this Agreement becomes commercially impracticable in any material respect due to any order, action, regulation, interference or intervention of any government or any agency thereof.

(b) Shanghai Jinyou has been prevented from performing its obligations for a period of six consecutive months or more as a result of a Force Majeure Event (as defined in Article 9 below);

(c) All or a material portion of the assets or property of Shanghai Jinyou necessary for Shanghai Jinyou to perform this Agreement is seized, banned, expropriated or subject to material governmental restrictions not in existence on the date hereof;

(d) Shanghai Jinyou fails to perform any of its material obligations under this Agreement and fails to correct that breach within 30 days after WFOE has provided Shanghai Jinyou with a written notice specifying in detail how Shanghai Jinyou is in breach of this Agreement; or

(e) Aware of any untrue or misrepresentation in the representations and warranties made by Shanghai Jinyou under this Article 5.1 or any breach by Shanghai Jinyou of any covenant, undertaking or agreement under this Agreement.

6.2.3 The Parties agree and acknowledge that in no circumstance shall Shanghai Jinyou require termination of this Agreement for any reason.

6.3 RIGHT TO TERMINATE

Any such termination shall not affect the performance of the liability and indemnity provisions set forth in this Section 9.2.

6.4 EFFECT OF TERMINATION

Early termination or expiration of this Agreement for any reason shall not exempt either Party from its obligation to make all payments hereunder that become due on or prior to the date of termination or expiration of this Agreement (including, without limitation, any service fees and reimbursable expenses specified herein), nor shall it exempt either Party from its obligation of compensation or warranty hereunder, nor shall it exempt either Party from any liabilities for breach before the termination of this Agreement. In addition, in the event of any early termination of this Agreement, Shanghai Jinyou shall pay to WFOE all cost arising directly or indirectly from any reasonable and necessary activities undertaken by WFOE for the purposes of orderly termination of ongoing services, as well as for the demobilization and reallocation of the human and capital resources devoted to such services.

ARTICLE 7 CONFIDENTIALITY AND INTELLECTUAL PROPERTY

7.1 CONFIDENTIALITY

Shanghai Jinyou and its Personnel shall use all confidential materials only for the benefit of Shanghai Jinyou and for the purposes stated hereunder. Shanghai Jinyou shall be responsible for keeping all confidential materials that may be divulged or made available by WFOE and, unless otherwise provided in this Agreement, Shanghai Jinyou shall not disclose or divulge any such confidential materials to any third party without the express written authorization of WFOE.

7.2 CONFIDENTIALITY MEASURES

Both Parties shall take all necessary confidentiality measures and precautions to safeguard the confidentiality of Confidential Information. The confidentiality measures and precautions shall be consistent with the measures and precautions the Parties take respectively to protect their own respective sensitive information. In any event, the measures and precautions shall be at least the standards that a reasonable business entity would adopt to protect its own highly confidential information and trade secrets.

7.3 PERMITTED DISCLOSURES

The Confidential Information received by a Party subject to this Article shall be disclosed only to such employees, officers and directors of WFOE who need to know such information in their work for the implementation of this Agreement. In such case, the Party to whom the information is given shall take all reasonable precautions, including executing confidentiality agreement with each of the above employees or inserting confidentiality clauses in labor contract, to prevent each of the above employee from using confidential materials for their personal benefit and to disclose any confidential materials to any third party without authorization.

7.4 DISCLOSURE TO GOVERNMENTAL AUTHORITIES

Notwithstanding the foregoing, to the extent necessary to obtain any governmental approvals for either Party's operation of its business, the Parties may disclose the Confidential Information to government personnel, as well as to its external or internal lawyers, accountants, consultants and advisors who need to know such information for such Party's professional assistance. However, Confidential Information so disclosed shall be marked "Confidential" and such government personnel and outside sources shall be required to undertake to abide by the confidentiality terms of this Agreement. Both Parties may also disclose Confidential Information if required by applicable law, stock exchange rules or regulations or judicial orders. Prior to any disclosure under this Section 7.4, the disclosing Party shall, as the case may be and in accordance with any practicable confidentiality arrangements, give the other Party prior notice of such disclosure.

7.5 Exceptions

Nothing in this Section 7 shall prevent any party from using or disclosing any Confidential Information which: (i) is already known to the receiving party at the time of its disclosure; (ii) lawfully obtained from a third party without any breach of confidentiality agreement; (iii) becomes publicly available through no wrongful act of the receiving party; or (iv) is independently developed by the receiving party without any use, directly or indirectly, of the Confidential Information.

7.6 Compensation

The Parties agree that in the event of any breach of this Section 7, the Party whose Confidential Information is disclosed ("Ignorant Party") will suffer irreparable harm and that any monetary compensation that may be available to the Ignorant Party would be an inadequate remedy. Therefore, it is agreed that the ignorant Party shall be entitled to other rights and remedies available under laws or this Agreement.

7.7 Intellectual Property Rights

WFOE shall have exclusive and proprietary rights and interests in and shall have the right to use without compensation all rights, ownership, interests and intellectual properties arising out of or created by WFOE and/or Shanghai Jinyou in connection with the performance of this Agreement, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others.

For the purpose of the Business Operation of the Company, WFOE agrees that Shanghai Jinyou will register some Intellectual Property Rights designated by WFOE under the name of Shanghai Jinyou. However, upon request by WFOE, Shanghai Jinyou shall transfer to WFOE the aforementioned Intellectual Property Rights registered in the name of Shanghai Jinyou free of charge or at the lowest price permitted by law and Shanghai Jinyou shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, render all appropriate assistance and do all other acts deemed necessary by WFOE in its sole discretion for the purpose of vesting any ownership, right and ownership of such Intellectual Property Rights in WFOE and/or perfecting the protections of such Intellectual Property Rights in WFOE. WFOE shall have the right to use any Intellectual Property Rights registered in the name of Shanghai Jinyou free of charge.

7.8 Survival

The provisions of this Section 7 shall survive any termination or expiration of this Agreement. Upon any such expiration or termination, any Receiving Party shall return all Confidential Information to the Disclosing Party, or if unable to do so, destroy all Confidential Information with the consent of the Disclosing Party and cease to use the Confidential Information for any purpose.

ARTICLE 8 COMPLIANCE WITH LAWS, APPLICABLE LAWS AND SETTLEMENT OF DISPUTES

8.1 Applicable Laws

The effectiveness, interpretation, performance of this Agreement and the dispute resolution shall be governed by the laws of the PRC.

8.2 Settlement of Disputes

Any disputes arising from the performance of this agreement or in connection with this agreement shall be resolved through both parties' consultation. If the dispute cannot be settled within 30 days, either party may submit the dispute to China International Economic and Trade Arbitration Commission (the "Commission") in Shanghai for arbitration by three arbitrators appointed according to the rules of the Commission. The arbitral award is final and binding upon any of the Parties. During the period when a dispute is being resolved, except for the matters in dispute, the Parties shall continue to perform the other terms of this Agreement.

ARTICLE 9 FORCE MAJEURE, RELATIONSHIP, LIABILITY AND INDEMNIFICATION

9.1 Force Majeure

9.1.1 The term Force Majeure refers to any unforeseeable event beyond the reasonable control of any party, including without limitation earthquakes, typhoons, floods, fires and other natural disasters, war, riot and similar military action, civil commotion and strikes, slowdowns, embargoes, requisitions, injunctions or other restraints or actions by governmental authorities (except for such acts or restrictions of governmental authorities which have administrative authority over Shanghai Jinyou or any of its affiliates, if Shanghai Jinyou is the obstructed party), or otherwise due to any reason that prevents the performance of this Agreement (a "Force Majeure Event"), which directly renders a Party unable to perform all or part of its obligations under this Agreement (the "Obstructed Party"), it shall not be deemed a breach of this Agreement, as long as all of the following conditions are met:

(a) Shutdown, obstacles or delay encountered by the Obstructed Party in performing its obligations under this Agreement resulting directly from Force Majeure Event;

(b) The Obstructed Party has used its best efforts to perform its obligations hereunder and reduce the losses suffered to the other Party due to the Event of Force Majeure; and

(c) When an Event of Force Majeure occurs, the Obstructed Party shall immediately notify the other Party and provide written information concerning the event including a statement stating the reasons for the delay or partial performance of this Agreement within 15 days of the occurrence of the Force Majeure Event.

9.1.2 In case of an Event of Force Majeure, the Parties shall, in accordance with the impact of the event on the performance of this Agreement, decide whether to amend this Agreement and whether to partially or wholly exempt the Obstructed Party from its obligations under this Agreement.

9.2 LIABILITY AND INDEMNITY

(a) It is expressly understood that WFOE makes no warranty to Shanghai Jinyou regarding the performance of the Supporting Services or any assets or the suitability of any assets for any particular use. WFOE expressly disclaims all warranties, including but not limited to the implied warranties of merchantability and fitness for a particular purpose.

(b) Shanghai Jinyou agrees to indemnify WFOE against any and all liabilities, obligations, losses, damages, penalties, judgments, lawsuits and attorney's fees, costs and expenses suffered, incurred or alleged against it arising out of or in connection with (i) any untrue or misrepresentation in the representations and warranties made by Shanghai Jinyou under Article 5.1; or (ii) any breach of any warranties, undertakings or agreements under this Agreement.

(c) Without prejudice to Sections 9.2 (a) and 9.2 (b) of this Agreement, either Party shall be liable to the other Party in respect of any loss, costs, claims, injuries, liabilities or expenses in connection with or arising out of any negligence or omission of the Parties in performing its obligations under this Agreement but shall only be limited to the amount of the actual direct damage or loss whatsoever and shall not include loss of profit or indirect loss.

ARTICLE 10 SURVIVAL

10.1 Any obligations to make payments arising under this Agreement which is accrued or become due prior to the expiration or early termination of this Agreement, shall survive the expiration or early termination of this Agreement.

10.2 The provisions of Sections 6.4, 7, 8, 9.2 and this Section 10 of this Agreement shall survive any termination of this Agreement.

ARTICLE 11 NOTICES

Notices or other communications required to be given by either Party in accordance with this Agreement shall be written in Chinese and sent by personal delivery, internationally recognized courier service or facsimile transmission to the address of the other Party set forth below or as otherwise designated address notified by the other Party from time to time. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(a) Notices given by personal delivery shall be deemed to have been effectively given on the date of personal delivery;

(b) Notices given by an internationally recognized courier service shall be deemed effectively given on the third day after the date of delivery to the relevant courier service; and

(c) Notices given by facsimile transmission shall be deemed effectively given on the first day that banks in the PRC are generally open for business in the PRC after the date of transmission as shown on the transmission confirmation slip of the relevant document.

Shanghai Jinyou:

Shanghai Jinyou Auto Technology Co., Ltd.

Address: Room 1402-U, 14th Floor, No. 11, Lane 1888, Caoyang Road, Putuo District, Shanghai

Postal Code: 200300

Attention: Cheng Wenqin

WFOE:

Shanghai Jinpai E-Commerce Co., Ltd.

Address: Room 302-L, 3rd Floor, No. 11, Lane 1888, Caoyang Road, Putuo District, Shanghai

Postal Code: 200062

Attention: Wang Weiwei

ARTICLE 12 MISCELLANEOUS

12.1 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced in compliance with any Law or governmental policy, all other terms and provisions of this Agreement shall remain in effect for so long as the economic or legal substance of the transactions contemplated is not hereby affected and any Party is not adversely affected in any manner. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated.

12.2 Expenses

Without prejudice to any other provisions of this Agreement to the contrary, each Party shall pay its own expenses and advances in connection with this Agreement; provided, however, that, in the event of any intentional or deliberate breach of this Agreement by either Party, the breaching Party shall compensate the non-breaching Party for all expenses and advances in connection with this Agreement. Each Party shall pay any taxes that may be levied on the other Party, arising from, or in connection with, the transactions contemplated by this Agreement.

12.3 Waiver

No waiver of any provision of this Agreement shall be effective unless set forth in an instrument in writing signed by the Party granting the waiver. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy under this Agreement preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by either Party of any breach by the other Party of any provision hereof shall be deemed a waiver of any subsequent breach of that or any other provision hereof.

12.4 Assignment

Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party in whole or in part without the prior written consent of the other Party, and any such attempted assignment without such consent shall be null and void.

12.5 Successors and Assigns

This Agreement shall be binding on the Parties, their successors and assigns.

12.6 Entire Agreement

This Agreement constitutes the entire and only agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, contracts, understandings and communications between the Parties, either orally or in writing, with respect to the subject matter of this Agreement.

12.7 Survival

Without prejudice to Article 10, the provisions of this Agreement (including without limitation the warranties set forth in Article 5) that have not been fully performed on the date of this Agreement shall remain in full force and effect after the date hereof.

12.8 Further Assurance

Each Party agrees to promptly execute such documents and take such further actions as may be reasonably necessary or desirable for the carrying out or performing of the provisions and purposes of this Agreement.

12.9 Amendment

This Agreement shall not be amended, modified or supplemented except by an instrument in writing signed by the Parties.

12.10 Counterparts

This Agreement may be executed in one or more counterparts, all of which, taken together, shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. This Agreement is made in [two (2)] counterparts in Chinese language with the same legal effect. Each Party shall hold one counterpart. Each Party may make any duplicate copies as needed.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

Party A: Shanghai Jinpai E-Commerce Co., Ltd. (Seal)

/s/ Shanghai Jinpai E-Commerce Co., Ltd.

Authorized Representative: Wang Weiwei

Signature: /s/Wang Weiwei

Party B: Shanghai Jinyou Auto Technology Co., Ltd. (Seal)

/s/ Shanghai Jinyou Auto Technology Co., Ltd.

Authorized Representative: Cheng Wenqin

Signature: /s/ Cheng Wenqin

Annex Ⅰ

List Of Supporting Services

1 Services Relating to Daily Operation

WFOE warrants that it will keep Shanghai Jinyou informed of current international developments and advanced experience relating to the Business Operation of Shanghai Jinyou and provide advice on major strategic decisions involved in the business development of Shanghai Jinyou during the term of this Agreement, including without limitation assisting Shanghai Jinyou in the following aspects:

(a) Formulate relevant business plans and requirements based on international development trend and domestic market needs, provide relevant management support to Shanghai Jinyou;

(b) Conduct market research and formulate business promotion and development plans;

(c) Select and recommend business partners to Shanghai Jinyou;

(d) Plan and operate the advertising business of Shanghai Jinyou;

(e) Provide necessary financial support to Shanghai Jinyou, including but not limited to account reconciliation and collection services;

(f) Select qualified staff members for employment by Shanghai Jinyou; and

(g) Provide other services as may be reasonably requested by Shanghai Jinyou.

2 Training

In addition to the services set forth above, WFOE shall also provide necessary business training for suitable promotion, management, editing and marketing personnel of Shanghai Jinyou to ensure the sound operation of Shanghai Jinyou. Specific training programs will be determined by the Parties separately.

3 Financial Support

WFOE shall assist Shanghai Jinyou in arranging necessary financing to enable Shanghai Jinyou to conduct its Business Operation. The amount of financing required and the method of providing such financing shall be determined jointly by WFOE and Shanghai Jinyou.

4 Equipment Asset Support;

Upon consultation and agreement between WFOE and Shanghai Jinyou, WFOE may lend its own or leased business equipment or other relevant assets to Shanghai Jinyou for the

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conduct of the Business Operation. The specific terms and methods for the secondment shall be determined jointly by WFOE and Shanghai Jinyou.

5 Personnel Support

Based on the actual needs of the Business Operation of Shanghai Jinyou, WFOE shall select appropriate technical, management and other necessary personnel to assist Shanghai Jinyou in carrying out the Business Operation.

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